Preferred Apartment Communities, Inc. Announces Director and Officer Realignment
Atlanta, GA, August 15, 2012

Preferred Apartment Communities, Inc. (NYSE MKT: APTS), or the Company, today announced that, effective as of August 15, 2012, it has realigned the duties and responsibilities of certain officers and directors of the Company. Leonard A. Silverstein, formerly the Company's Vice Chairman of the Board of Directors (the "Board"), Executive Vice President, General Counsel and Secretary, has been appointed to the new positions of President and Chief Operating Officer, and remains a member of the Board. In connection with Mr. Silverstein's realignment of duties and responsibilities, John A. Williams will continue to serve as Chairman of the Board and Chief Executive Officer, and Daniel M. DuPree, the Company's lead independent director, will serve as the Vice Chairman of the Board. In addition, Michael J. Cronin, the Company's Chief Accounting Officer and Treasurer, has been appointed Executive Vice President of the Company, and Jeffrey R. Sprain has been appointed General Counsel and Secretary of the Company.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our property acquisition strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 10% of our total assets in other real estate related investments, as determined by our manager as appropriate for us. Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, commencing with our tax year ended December 31, 2011.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com